Exhibit 10.2

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”), dated as of November 7, 2026, is between SIRIUS XM RADIO LLC, a Delaware limited liability company (the “Company”, and together with its parents, subsidiaries and affiliates, including Sirius XM Holdings Inc., a Delaware corporation (“Holdings”), the “Company Group”) and Jennifer C. Witz (“Executive”). References to the Company Group in this Agreement shall be considered references to each member of the Company Group.

WHEREAS, Executive is currently employed by the Company as Chief Executive Officer of the Company and Holdings pursuant to that certain Employment Agreement between Executive and the Company, dated as of December 14, 2023 (the “Employment Agreement”);

WHEREAS, Executive will cease to be the Company’s and Holdings’ Chief Executive Officer and employee of the Company Group on December 31, 2026 (the “Separation Date”), upon the expiration of the Term on the Term End Date (each as defined in the Employment Agreement), and will continue to provide service to the Company as a consultant from January 1, 2027 through December 31, 2027 (the “Consulting Period”);

WHEREAS, Executive and the Company wish to ensure the orderly transition of Executive’s duties and responsibilities in connection with Executive’s transition and separation from employment with the Company Group; and

WHEREAS, Executive and the Company have voluntarily entered into this Agreement, which sets forth their complete understanding regarding Executive’s transition and separation from employment with the Company Group.

In consideration of the mutual covenants and conditions set forth herein, the Company and Executive agree as follows:

1.            Separation from Employment.

(a)            As of the Separation Date, Executive will cease to be the Company’s and Holdings’ Chief Executive Officer and employee of the Company Group. Further, Executive will cease to be a member of the Board of Directors of Holdings (the “Board”). Executive shall execute resignation letters or other documents reasonably requested by the Company to memorialize the foregoing and Executive’s resignation from every office, directorship (including as a member of the Board) or other position held with the Company Group.

(b)            In accordance with Section 6(h) of the Employment Agreement,

(i)            Executive shall remain eligible to receive the Bonus (as defined in the Employment Agreement) for calendar year 2026 in an amount determined by the Compensation Committee of the Board (the “Compensation Committee”) using the methodology applied by the Compensation Committee for other executive officers of the Company (and without regard to any continued employment condition), which shall be paid in cash at the same time annual bonuses for 2026 are paid to other executive officers of the Company, and in no event later than March 15, 2027; and

(ii)            each option to purchase shares of common stock of Holdings held by Executive that is vested as of the Separation Date shall remain outstanding and exercisable for the remaining period of its term, notwithstanding any provision of the applicable option award agreement that would otherwise provide for earlier termination or cancellation of such option as a result of Executive’s termination of employment or service. Each option award agreement between Executive and Holdings is hereby deemed amended to the extent necessary to give effect to this Section 1(b)(ii).

(c)            Executive acknowledges and agrees that the conclusion of Executive’s employment is occurring upon the expiration of the Term and is not a termination by the Company without Cause (as defined in the Employment Agreement) or a resignation by Executive for Good Reason (as defined in the Employment Agreement), and accordingly Executive will not be entitled to any severance payments or benefits, including those set forth in Section 6(f)(ii) of the Employment Agreement. Further, Executive acknowledges and agrees that Executive has no entitlement to continuation of employee benefits, bonus or incentive compensation for the 2027 performance year or any special or accelerated vesting of outstanding equity awards in connection with Executive’s termination of employment. The payment of any accrued or unused paid time-off benefits will be subject to Company policy and applicable law. All equity awards granted to Executive by Holdings that are unvested as of the Separation Date shall be forfeited in full on the Separation Date for no consideration; provided, that any performance-based award with a performance period ending on or before the Separation Date shall remain outstanding until the date on which the Compensation Committee certifies the level of achievement of the applicable performance goals (the “Certification Date”), and such awards shall vest on the Certification Date solely with respect to the number of shares earned based on such certified achievement and to the extent such shares were service-vested as of the Separation Date, with any portion of such award not so earned forfeited for no consideration.

(d)            On or promptly following the Separation Date, Executive will return to the Company all software, computers, computer-related equipment, keys and all materials (including, without limitation, copies) obtained or created by Executive in the course of Executive’s employment with the Company Group; provided that Executive will be able to keep (i) Executive’s cell phones, personal computers and personal contact list so long as any Confidential Information (as defined in the Employment Agreement) is removed from such items, and (ii) any such information, documents or equipment as determined by the Company to be necessary for Executive to retain during the Consulting Period.

(e)            Following the Separation Date, Executive agrees to cooperate reasonably with the Company Group, upon reasonable advance written notice, in connection with any litigation, investigation or other proceeding (other than any proceeding in which Executive is adverse to the Company Group) relating to matters within Executive’s knowledge or responsibilities during Executive’s employment; provided that the Company shall use reasonable efforts to schedule any such cooperation at mutually convenient times and in a manner that does not unreasonably interfere with Executive’s other business and personal commitments, and such cooperation may be provided by telephone or videoconference where practicable. Nothing in this Section 1(e) shall require Executive to provide any false testimony or information, or to waive any privilege or right available to Executive, and nothing herein shall limit Executive’s rights under Section 2(b) or under applicable law. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation, including expenses of independent legal counsel if it is mutually agreed by Executive and the Company that such counsel is advisable. Executive’s cooperation obligations hereunder shall be in addition to, and shall not limit, any rights Executive may have to indemnification, advancement of expenses and coverage under any directors’ and officers’ liability insurance policy maintained by the Company Group, which rights shall continue in accordance with their terms.

2.            Restrictive Covenants.

(a)            Executive acknowledges and agrees that Executive’s continued compliance with the restrictions, obligations and acknowledgements set forth in Sections 7, 8 and 10 of the Employment Agreement (such restrictions, obligations and acknowledgements, together, the “Restrictive Covenants”) is a material inducement to the Company entering into this Agreement, and the Restrictive Covenants shall survive Executive’s termination of employment. Executive reaffirms the Restrictive Covenants (which include covenants with respect to confidentiality, non-competition and non-solicitation) and the effectiveness of the Restrictive Covenants following the Separation Date. Executive acknowledges that the Separation Date is the Milestone Date (as defined in the Employment Agreement) and a breach of any Restrictive Covenants will result in immediate cessation and forfeiture of any unpaid amounts provided under this Agreement and the requirement to return certain payments already made under this Agreement. The Restrictive Covenants are hereby incorporated into and form a part of this Agreement.

(b)            Executive understands that an individual shall not be held criminally or civilly liable under any federal or state trade secrets law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

3.            Consulting Services.

(a)            The consulting arrangement set forth in this Section 3 is provided in consideration of the release of claims contained in Section 4 and the Second Release of Claims attached to this Agreement (the “Second Release”).

(b)            During the Consulting Period, Executive will serve as a consultant to the Company, providing transition and advisory support as requested by the Company (the “Consulting Services”). Any services requested by the Company (it being understood that services shall only be requested by the Company’s Chief Executive Officer or the Board) shall be conducted in a professional manner and in accordance with applicable Company Group policies. Executive shall not disclose or use, other than for the benefit of the Company, any confidential or proprietary information that Executive obtains in connection with the Consulting Services. Further, Section 7 of the Employment Agreement shall be incorporated herein mutatis mutandis and apply to all information learned during the Consulting Period.

(c)            Provided that Executive complies in all respects with this Agreement (including Section 2) and executes and does not revoke the Second Release, Executive will receive a consulting fee at a monthly rate of $175,000 during the Consulting Period, prorated for any partial months of service. Each monthly payment shall be payable by the Company to Executive in the calendar month following the calendar month with respect to which the payment was earned. If, during the Consulting Period, (A) Executive ceases to provide the Consulting Services for any reason or (B) the Company terminates the Consulting Services based on its good faith determination that Executive (i) engages in an act that is materially injurious to the Company Group, (ii) violates the Restrictive Covenants or engages in any business activities other than in compliance with this Agreement (including Section 2) or (iii) otherwise materially breaches this Agreement or the policies of the Company Group, Executive will forfeit in full all payments under this Section 3(c) that have not yet been paid; provided that, with respect to any event described in clause (B) that the Company determines, in its sole discretion, is curable, the Company shall provide Executive with written notice describing such event in reasonable detail, and Executive shall have fifteen (15) days following receipt of such notice to cure such event before such forfeiture applies.

(d)            All work product, inventions, discoveries, developments, improvements, trade secrets and other intellectual property created, conceived or reduced to practice by Executive during the course of Executive’s service to the Company Group, whether or not during working hours, that relate to the business of the Company Group or its affiliates, shall be the sole and exclusive property of the Company. Executive hereby assigns to the Company all right, title and interest in and to any such work product and intellectual property. Executive agrees to execute such documents and take such actions as may be reasonably necessary to effectuate and confirm such assignment.

(e)            Executive may be engaged or employed in any other business, trade, profession or other activity (including service as a member of any board of directors or advisory board) while providing the Consulting Services, provided that (i) such engagement or employment does not violate the Restrictive Covenants or create a conflict of interest or other interference with the business of the Company Group (including, directly or indirectly, negotiating any contract or other arrangement with the Company Group on behalf of any person other than the Company Group) and (ii) Executive discloses to the Company in writing, prior to commencing such engagement or employment, any such engagement or employment that Executive reasonably and in good faith believes could constitute a conflict of interest or other interference and obtains the Company’s approval. The Consulting Services shall be scheduled at mutually convenient times taking into account Executive’s other business and personal commitments. For the avoidance of doubt, Executive’s engagement or employment by an entity that has a division, subsidiary or affiliate engaged in a business competitive with the Company Group shall not, in and of itself, constitute a conflict of interest or interference for purposes of this Section 3(e), provided that Executive does not provide services, directly or indirectly, to such competitive division, subsidiary or affiliate.

(f)            Executive shall at all times during the Consulting Period be an independent contractor with respect to the Company and there shall not be implied any relationship of employer-employee, partnership, joint venture, principal and agent or the like with the Company by the agreements contained herein. Executive shall not have the authority to enter into contracts on behalf of the Company Group or act as its authorized representative or agent (without the specific written consent and approval of the Company). Under no circumstances shall Executive have or claim to have power of decision by the Company Group or have the power or authority to obligate, bind or commit the Company Group in any respect. Executive has all business permits and licenses and insurance that may be required to perform and complete the Consulting Services.

(g)            To the extent consistent with applicable law, the Company shall not withhold or deduct any amount or amounts in respect of income taxes or other employment taxes of any other nature on behalf of Executive for payments with respect to the Consulting Period. Executive acknowledges that Executive shall receive an IRS Form 1099 from the Company, and that Executive shall be solely responsible for all federal, state and local taxes for payments with respect to the Consulting Period. Executive shall be responsible for, and shall indemnify the Company Group against, all such taxes or contributions, including penalties and interest. During the Consulting Period, Executive shall maintain in force adequate forms of insurance as required by applicable law to provide the Consulting Services.

(h)            In no event shall the Company Group be responsible for any fees or other payments or benefits to Executive during the Consulting Period or with respect to the Consulting Services except as expressly set forth in this Agreement. No payments shall be due to Executive upon the end of the Consulting Period other than payment of any unpaid fees earned during the Consulting Period in accordance with Section 3(c).

4.            General Release.

(a)            Executive, with the intention of binding Executive and Executive’s heirs, attorneys, agents, spouse and assigns, hereby irrevocably and unconditionally waives, releases and forever discharges the Company Group and its respective parents, subsidiaries and affiliates and its and their predecessors, successors, assigns, and its and their officers, directors, employees, stockholders, agents, servants, representatives and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively, the “Released Parties”), from any and all claims, actions, causes of action, rights, judgements, obligations, damages, demands, accountings, grievances and liabilities of any kind or character or nature whatsoever, whether known or unknown, suspected or claimed, that Executive ever had, now has, or claims to have against the Released Parties arising out of or relating to Executive’s employment with or separation from the Company Group, including but not limited to Executive’s termination of employment, by reason of any act or omission occurring before Executive’s execution of this release, including, without limiting the generality of the foregoing: (i) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the Released Parties prior to the execution of this release; (ii) all claims for any payment under the Employment Agreement; (iii) all claims for discrimination, harassment or retaliation; and (iv) under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Family and Medical Leave Act and the Employee Retirement Income Security Act, in each case as amended, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law; provided that nothing contained in this release shall affect Executive’s rights: (1) to accrued vested benefits under employee benefit plans; (2) to indemnification or directors’ and officers’ liability insurance provided by the Company or Holdings or in accordance with applicable law; (3) that cannot be waived as a matter of law; (4) under this Agreement; (5) with respect to workmen’s compensation or similar claims under applicable law; (6) under the Older Workers Benefit Protection Act or Age Discrimination in Employment Act of 1967; or (7) to any equity awards that are vested. Subject to the foregoing proviso, Executive expressly waives all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. Executive understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

(b)            Nothing in this Agreement prevents or precludes Executive from: (i) filing an administrative charge of discrimination under any applicable statute or participating in any investigation or proceeding conducted by a governmental agency; (ii) making any disclosure of information required by law; (iii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company Group’s legal, compliance, or human resources officers; or (iv) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

(c)            Executive acknowledges that Executive may hereafter discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this release which, if known or suspected at the time Executive executes this Agreement, may have materially affected this release and Executive’s decision to enter into it. Nevertheless, except to the extent expressly not waived as part of this release, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

(d)            Executive warrants that Executive has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims that could have been asserted by Executive against any Released Party.

(e)            This release shall not be construed as an admission by any Released Party of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any Released Party of any violation or wrongdoing.

(f)            Executive hereby agrees and recognizes that the Company Group has no obligation, contractual or otherwise, to Executive to hire, rehire or reemploy Executive in the future. Executive acknowledges that the terms of this Agreement provide Executive with payments that are in addition to any amounts to which Executive otherwise would have been entitled.

(g)            Executive acknowledges and agrees that Executive has not suffered any job-related wrongs or injuries for which Executive might still be entitled to compensation, and Executive has been paid all wages, compensation and benefits that Executive was entitled to up to and including the date this Agreement is signed by Executive.

5.            Non-Disparagement. Executive shall not make any disparaging remarks about the Company Group or any of its directors, officers, agents or employees (collectively, the “Non-disparagement Group”) or any of their respective practices or products; provided that Executive may provide truthful and accurate facts and opinions about any member of the Non-disparagement Group where required to do so by law or in proceedings to enforce or defend Executive’s rights under this Agreement or any other written agreement between Executive and a member of the Non-disparagement Group and may respond to disparaging remarks about Executive made by any member of the Non-disparagement Group. The Company shall instruct its directors and officers not to make any disparaging remarks about Executive; provided that this shall not prohibit providing truthful and accurate facts and opinions about Executive where required to do so by law and responding to disparaging remarks made by Executive or Executive’s agents or family members.

6.            Attorneys’ Fees. The Company shall reimburse Executive for reasonable attorneys’ fees incurred in reviewing, negotiating and executing this Agreement, up to $35,000, within 30 days after receipt of an invoice.

7.            Miscellaneous.

(a)            Any waiver, alteration, amendment or modification of any provision of this Agreement shall not be valid unless in writing and signed by both Executive and the Company. The failure of either party to enforce any provision of this Agreement shall not constitute a waiver of such provision or the right to enforce it at a later time. No waiver shall be effective unless made in writing. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties to this Agreement, and this Agreement shall be construed as if jointly prepared by Executive and the Company, such that any uncertainty or ambiguity shall not be interpreted against any one party.

(b)            If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. However, if the release of claims set forth in Section 4 is found to be void or unenforceable due to a challenge to such enforceability by Executive, the payment obligations under Section 3 shall be voided.

(c)            Executive may not assign any of Executive’s rights or delegate any of Executive’s duties hereunder without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Executive, except to a successor to substantially all of the business and/or assets of the Company or Holdings.

(d)            This Agreement shall be binding upon and inure to the benefit of the successors in interest of Executive and the Company.

(e)            This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(f)            Any disputes arising from or relating to this Agreement (other than the seeking of injunctive relief by the Company) shall be subject to arbitration pursuant to Section 20 of the Employment Agreement, which is incorporated by reference into this Agreement mutatis mutandis.

(g)            This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(h)            Section headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise provided, all references to sections in this Agreement shall be deemed to be references to sections of this Agreement.

(i)            Notwithstanding any other provision of this Agreement to the contrary, any incentive compensation received by Executive (including any cash compensation, restricted stock, restricted stock units, stock options or equity-based compensation granted and/or shares issued with respect thereto, and/or any amount received with respect to any sale of any such shares) shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (the “Policy”). Executive agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy, or any similar policy established by the Company that may apply to Executive, and (ii) any provision of applicable law, rule or regulation of a securities exchange relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to Executive) or applicable law, rule, or regulation of a securities exchange without further consent or action being required by Executive. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, then the terms of the policy shall prevail.

(j)            Payments and benefits under this Agreement shall be less deductions and withholdings as the Company may determine.

(k)            Executive is encouraged to discuss this Agreement with an attorney before signing and have Executive’s attorney review this Agreement.

(l)            Executive understands that the Company would not have provided Executive the payments set forth in Section 3 but-for Executive’s representations and promises that Executive is making by signing this Agreement, including that Executive shall timely execute the Second Release. In the event of any breach of this Agreement by Executive, including but not limited to Executive’s obligations under Sections 2, 4 and 5, the Company shall have the right to declare this Agreement null and void from the beginning and shall be relieved of any further obligations hereunder, including the obligation to make any payments. In such event, Executive shall fully reimburse the Company for any and all amounts paid to Executive under the terms of this Agreement and Executive shall forfeit all future payments provided under this Agreement.

8.            Compliance with Section 409A.

(a)            To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (it being understood that certain compensation arrangements under this Agreement are intended not to be subject to Section 409A). This Agreement shall be construed, to the maximum extent permitted, in a manner to give effect to such intention. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of Executive’s employment that constitute nonqualified deferred compensation within the meaning of Section 409A may only be made upon Executive’s separation from service within the meaning of Section 409A.

(b)            Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of Executive’s separation from service and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A (“Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Executive’s separation from service that constitute Nonqualified Deferred Compensation and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (x) the first business day of the seventh month following the date of Executive’s separation from service and (y) Executive’s death.

(c)            Neither the Company Group nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledges that Executive has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

(d)            With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within 30 days following the date on which the Company receives the applicable invoice from Executive in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of Executive’s taxable year following the taxable year in which Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(e)            Each payment provided under this Agreement shall be regarded as a “separate payment” and not one of a series of payments for purposes of Section 409A.

9.            Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) when delivered personally, (b) on the date of transmission, if delivered by confirmed electronic mail, (c) one business day after deposit with a nationally recognized overnight courier (with next business day delivery specified), or (d) five days after mailing by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company:

Sirius XM Radio LLC
1221 Avenue of the Americas, 35th Floor
New York, New York 10020
Attention: Chief Legal Officer

with copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Gillian Emmett Moldowan

If to Executive:

At the address on file with the Company

10.            Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter, including the Employment Agreement (except to the extent of the provisions incorporated herein by reference, including the Restrictive Covenants); provided, however, that the award agreements with respect to equity awards granted by Holdings to Executive (as deemed amended by Section 1(b)(ii), in the case of option award agreements) shall remain in effect to the extent applicable to give effect to this Agreement. Any oral or written promises or assurances related to the subject matter of this Agreement that are not contained in this Agreement are waived, abandoned and withdrawn, and are without legal effect. Nothing herein is intended to supersede or waive obligations of Executive to comply with any assignment of invention provisions applicable to Executive under the Code of Ethics or any assignment of invention agreement(s) between the Company or Holdings and Executive.

11.            Executive’s Representations. By signing this Agreement, Executive represents that Executive has been afforded a reasonable period of time within which to consider the terms of this Agreement, that Executive has read this Agreement (including the release of claims in Section 4), and Executive is fully aware of its legal effects. Executive further represents and warrants that Executive has entered into this Agreement knowingly and voluntarily, without any mistake, duress, coercion or undue influence, and that Executive has been advised by the Company to, and Executive has been provided the opportunity to, review this Agreement with an attorney of Executive’s own choosing. Executive acknowledges, further, that Executive is executing this Agreement of Executive’s own volition and with the intention of releasing all claims recited herein in exchange for the consideration described in this Agreement, which Executive acknowledges is adequate and satisfactory to Executive and, further, that the Company is entering into this Agreement in reliance upon Executive’s agreement to timely execute and not revoke this Second Release. None of the Company Group or its agents, representatives or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Transition Agreement as of the date first written above.

SIRIUS XM RADIO LLC		EXECUTIVE

/s/ Faye Tylee		/s/ Jennifer C. Witz
By:	Faye Tylee	Jennifer C. Witz
Title:	Executive Vice President, Chief People and Administrative Officer

[Signature Page to Transition Agreement]

SECOND RELEASE OF CLAIMS

This Second Release of Claims (this “Second Release”) is agreed to by Jennifer C. Witz (“Executive”) as follows:

1.            Executive’s employment with Sirius XM Radio LLC, a Delaware limited liability company (the “Company”, and together with its parents, subsidiaries and affiliates, including Sirius XM Holdings Inc., a Delaware corporation (“Holdings”), the “Company Group” and references to the Company Group in this Second Release shall be considered references to each member of the Company Group), ended on December 31, 2026 (the “Separation Date”).

2.            Subject to Executive’s timely execution and non-revocation of this Second Release, Executive shall be provided the payments to be made to Executive under Section 3 of the Transition Agreement between Executive and Sirius XM Radio LLC, dated as of November 7, 2026, 2026 (the “Agreement”). Executive acknowledges and agrees that Executive is entering into this Second Release in consideration of such payments and that such payments are more than Executive would be entitled to receive if Executive did not enter into this Second Release. Executive understands that Executive will not be eligible for any compensation or benefits following the Separation Date other than the payments set forth under Sections 1 and 3 of the Agreement and any rights to indemnification and to directors’ and officers’ liability insurance provided by the Company or Holdings or in accordance with applicable law; provided, that such indemnification and directors’ and officers’ liability insurance shall be provided in a manner consistent with indemnification and directors’ and officers’ liability insurance provided to other former directors and officers. Executive acknowledges and agrees that Executive has not suffered any job-related wrongs or injuries for which Executive might still be entitled to compensation, and Executive has been paid all wages, compensation and benefits that Executive was entitled to up to and including the date this Second Release is signed by Executive.

3.            Executive has and will continue to comply with the restrictions, obligations and acknowledgements set forth in Sections 2 and 5 of the Agreement (including the incorporation by reference of Sections 7, 8 and 10 of the Employment Agreement, and such restrictions, obligations and acknowledgements, together, the “Restrictive Covenants”), and Executive expressly acknowledges that the Restrictive Covenants shall survive Executive’s termination of employment. Executive reaffirms the Restrictive Covenants (which include covenants with respect to confidentiality, non-competition, non-solicitation and non-disparagement), and the Restrictive Covenants are hereby incorporated into and form a part of this Second Release. Executive warrants that Executive has returned to the Company all property of the Company Group in Executive’s possession or control; provided, that Executive will be able to keep (i) Executive’s cell phones, personal computers, personal contact list and the like so long as any Confidential Information (as defined in the Employment Agreement) is removed from such items, and (ii) any such information, documents, or equipment as determined by the Company to be necessary for Executive to retain during the Consulting Period (as defined in the Agreement); provided, further, that the Executive shall keep Executive’s email address with the Company and Company-provided laptop computer during the Consulting Period.

4.            Executive, with the intention of binding Executive and Executive’s heirs, attorneys, agents, spouse and assigns, hereby irrevocably and unconditionally waives, releases and forever discharges the Company Group and its respective parents, subsidiaries and affiliates and its and their predecessors, successors, assigns, and its and their officers, directors, employees, stockholders, agents, servants, representatives and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively, the “Released Parties”), from any and all claims, actions, causes of action, rights, judgements, obligations, damages, demands, accountings, grievances and liabilities of any kind or character or nature whatsoever, whether known or unknown, suspected or claimed, that Executive ever had, now has, or claims to have against the Released Parties arising out of or relating to Executive’s employment with or separation from the Company Group, including but not limited to Executive’s termination of employment, by reason of any act or omission occurring before Executive’s execution of this Second Release, including, without limiting the generality of the foregoing: (i) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the Released Parties prior to the execution of this Second Release; (ii) all claims for any payment under the Employment Agreement; (iii) all claims for discrimination, harassment or retaliation; and (iv) under the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Family and Medical Leave Act and the Employee Retirement Income Security Act, in each case as amended, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law; provided that nothing contained in this Second Release shall affect Executive’s rights: (1) to accrued vested benefits under employee benefit plans; (2) to indemnification or directors’ and officers’ liability insurance provided by the Company or Holdings or in accordance with applicable law; (3) that cannot be waived as a matter of law; (4) under the Agreement that survive termination; (5) with respect to workmen’s compensation or similar claims under applicable law; or (6) to any equity awards that are vested. Subject to the foregoing proviso, Executive expressly waives all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. Executive understands the significance of this Release of unknown claims and the waiver of statutory protection against a release of unknown claims.

5.            Pursuant to the OWBPA, Executive specifically waives all rights or claims that Executive has or may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended (“ADEA”), including, without limitation, those arising out of or relating to Executive’s employment with and separation from the Company Group, the termination of Executive’s employment on the Separation Date, and any events occurring prior to the execution of this Second Release. This Second Release is written in a manner calculated to be understood by Executive. In accordance with the ADEA, the Company specifically hereby advises Executive that: (i) Executive may and should consult an attorney before signing this Second Release; (ii) Executive has 21 days (or 45 days if part of a group termination) to consider this Second Release; and (iii) Executive has seven days following execution of this Second Release to revoke this Second Release. This Second Release shall not become effective until the 8th day after execution by Executive.

6.            Nothing in this Second Release prevents or precludes Executive from: (i) challenging or seeking a determination of the validity of this Second Release under the ADEA; (ii) filing an administrative charge of discrimination under any applicable statute or participating in any investigation or proceeding conducted by a governmental agency; (iii) making any disclosure of information required by law; (iv) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company Group’s legal, compliance, or human resources officers; or (v) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

7.            Executive acknowledges that Executive may hereafter discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Second Release which, if known or suspected at the time Executive executes this Second Release, may have materially affected this Second Release and Executive’s decision to enter into it. Nevertheless, except to the extent expressly not waived as part of this Second Release, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

8.            Executive warrants that Executive has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims that could have been asserted by Executive against any Released Party.

9.            This Second Release shall not be construed as an admission by any Released Party of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any Released Party of any violation or wrongdoing.

10.            Executive hereby agrees and recognizes that the Company Group has no obligation, contractual or otherwise, to Executive to hire, rehire or reemploy Executive in the future. Executive acknowledges that the terms of this Second Release provide Executive with payments that are in addition to any amounts to which Executive otherwise would have been entitled.

11.            Sections 7, 8 and 9 of the Agreement shall be incorporated herein by reference as if set forth herein mutatis mutandis.

12.            Executive may take up to 21 days after receipt of this Second Release to review and sign this Second Release. Executive is free to sign this Second Release at any time after receiving it, without using the entire review period. Executive is encouraged, during the review period and before signing this Second Release, to consult with an attorney as to this Second Release’s meaning and implications. If this Second Release is not signed and timely returned, the offer and payments presented in Section 3 of the Agreement shall be deemed revoked. Executive understands that Executive may revoke this Second Release within seven days following Executive’s execution of this Second Release by notice to the Company in accordance with Section 9 of the Agreement. The Company’s obligation to provide the payments set forth in Section 3 of the Agreement shall not become effective or enforceable against the Company until the eighth day after Executive’s execution and delivery to the Company of this Second Release. If Executive revokes this Second Release after signing, Executive shall be obligated to fully reimburse the Company for payments made under Section 3 of the Agreement.

13.            By signing this Second Release, Executive represents that Executive has been afforded a reasonable period of time within which to consider the terms of this Second Release, that Executive has read this Second Release, and Executive is fully aware of its legal effects. Executive further represents and warrants that Executive has entered into this Second Release knowingly and voluntarily, without any mistake, duress, coercion or undue influence, and that Executive has been advised by the Company to, and Executive has been provided the opportunity to, review this Second Release with an attorney of Executive’s own choosing. Executive acknowledges, further, that Executive is executing this Second Release of Executive’s own volition and with the intention of releasing all claims recited herein in exchange for the consideration described in this Second Release, which Executive acknowledges is adequate and satisfactory to Executive. None of the Company Group or its agents, representatives or attorneys have made any representations to Executive concerning the terms or effects of this Second Release other than those contained herein.

[Signature Page to Follow]

IN WITNESS WHEREOF, Executive has executed this Second Release as of the respective date set forth below.

EXECUTIVE

Jennifer C. Witz
Date:

NOTE: DO NOT SIGN THIS SECOND RELEASE BEFORE THE SEPARATION DATE.

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